Exhibit 99.2

For more information, contact:

  Berkshire Hathaway Energy

  Media Hotline: 515-242-3022

  mediahotline@brkenergy.com

Berkshire Hathaway Inc.’s Energy Company to Acquire Dominion Energy’s

Gas Transmission and Storage Business

DES MOINES, Iowa – July 5, 2020 – Berkshire Hathaway Energy, a subsidiary of Warren Buffett’s Berkshire Hathaway Inc., today announced it has executed a definitive agreement to acquire Dominion Energy’s natural gas transmission and storage business. The assets include over 7,700 miles of natural gas transmission lines, with approximately 20.8 billion cubic feet per day of transportation capacity and 900 billion cubic feet of operated natural gas storage with 364 billion cubic feet of company-owned working storage capacity, and partial ownership of a liquefied natural gas export, import and storage facility. The transaction has an enterprise value of approximately $9.7 billion.

“I admire Tom Farrell for his exceptional leadership across the energy industry as well as within Dominion Energy,” said Warren Buffett, chairman of Berkshire Hathaway. “We are very proud to be adding such a great portfolio of natural gas assets to our already strong energy business.”

As part of the transaction, Berkshire Hathaway Energy will acquire 100% of Dominion Energy Transmission, Questar Pipeline and Carolina Gas Transmission; and 50% of Iroquois Gas Transmission System. The agreement does not include acquisition of the Atlantic Coast Pipeline.

Additionally, the company will acquire 25% of Cove Point LNG – an LNG export, import and storage facility in Maryland. Dominion Energy will continue to own 50% of Cove Point, with Brookfield Asset Management continuing to own the remaining 25% share. Berkshire Hathaway Energy will operate the Cove Point facility once the transaction closes. The Cove Point export terminal is one of only six LNG export facilities in the U.S.

“This premier natural gas transmission and storage business has been operated and managed in a best-in-class manner,” said Bill Fehrman, Berkshire Hathaway Energy’s president and CEO. “Acquiring this portfolio of natural gas assets considerably expands our company’s footprint in several Eastern and Western states as well as globally, increasing the market reach and diversity of Berkshire Hathaway Energy.”

“We are honored to be gaining a wonderful group of employees with a wealth of experience that will continue to provide high-quality service for our customers and partners. We look forward to welcoming them to the team,” said Greg Abel, Berkshire Hathaway’s vice chairman, non-insurance operations, and Berkshire Hathaway Energy chairman. “We are fortunate Dominion Energy has entrusted us to preserve and build upon such a remarkable business that will allow Berkshire Hathaway Energy to add $9.7 billion in asset value to the portfolio that currently exceeds $100 billion.”

Thomas F. Farrell, II, Dominion Energy chairman, president and CEO, said, “Dominion Energy’s best-in-class gas transmission and storage business has been a major component of our success since we merged with Consolidated Natural Gas in 2000. Our talented employees maintain industry-leading operating, safety, and environmental standards to provide our customers with reliable, affordable, and safe service. They will be joining Berkshire Hathaway Energy, an excellent corporate citizen whose leadership and employees share our commitment to values-based service, safety, reliability, and community engagement.”

The transaction is subject to regulatory approvals and is expected to close in the fourth quarter of 2020.

About Berkshire Hathaway Energy

From our roots in renewable energy, Berkshire Hathaway Energy has grown to a $100.8 billion portfolio of locally managed businesses that share a vision of being the best energy company in serving our customers, while delivering sustainable energy solutions. These businesses deliver low-cost, safe and reliable service each day to more than 12 million electric and natural gas customers and end-users around the world. Our employees pride themselves in putting customers first in all they do, and as a result, our businesses consistently rank high among energy companies in customer satisfaction. Berkshire Hathaway Energy is headquartered in Des Moines, Iowa, U.S.A. Learn more at www.brkenergy.com.

About Dominion Energy

More than 7 million customers in 20 states energize their homes and businesses with electricity or natural gas from Dominion Energy (NYSE: D), headquartered in Richmond, Va. The company is committed to sustainable, reliable, affordable and safe energy and is one of the nation’s largest producers and transporters of energy with more than $100 billion of assets providing electric generation, transmission and distribution, as well as natural gas storage, transmission, distribution and import/export services. The company is committed to achieving net zero carbon dioxide and methane emissions from its power generation and gas infrastructure operations by 2050. Please visit DominionEnergy.com to learn more.

Forward-looking Statements

This news release contains statements that do not directly or exclusively relate to historical facts. These statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by the use of forward-looking words, such as “will,” “may,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “intend,” “potential,” “plan,” “forecast” and similar terms. These statements are based upon Berkshire Hathaway Energy Company’s current intentions, assumptions, expectations and beliefs and are subject to risks, uncertainties and other important factors. Many of these factors are outside the control of Berkshire Hathaway Energy Company and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include the impact of natural disasters and weather effects on revenues and other operating uncertainties, uncertainties relating to economic, political and business conditions and uncertainties regarding the impact of laws and regulations, including laws and regulations related to environmental protection, changes in government policy and competition. The foregoing factors that could cause Berkshire Hathaway Energy Company’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exclusive and should be considered in connection with information regarding risks and uncertainties that may affect Berkshire Hathaway Energy Company’s future results included in Berkshire Hathaway Energy Company’s filings with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s website (www.sec.gov). Berkshire Hathaway Energy Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #